FORM 3

                                                       OMB APPROVAL

                                                       OMB Number:    3235-0104
                                                       Expires:  April 30, 1997
                                                       Estimated average burden
                                                       hours per response.. 0.5

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

        Filed pursuant to Section 16(a) of the Securities Exchange Act of
                   1934, Section 17(a) of the Public Utility
              Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940


1.       Name and Address of Reporting Person              Thomas Cronin
                                                           1380 Lawrence Street,
                                                             Ste. 1410
                                                           Denver, CO 80204

2.       Date of Event Requiring Statement                 03/03/97
         (Month/Day/Year)

3.       IRS or Social Security Number of
         Reporting Person (Voluntary)

4.       Issuer Name and Ticker
         or Trading Symbol                                 Matrix Capital
                                                           Corporation (MTXC)

5.       Relationship of Reporting
         Person to Issuer                               XX Officer
                                                        --
                                                           Mr. Cronin is Vice
                                                           Chairman of MTXC and
                                                           Chief Executive
                                                           Officer of United
                                                           Financial, Inc.

                                                           Director
                                                      -----

                                                           10% Owner
                                                      -----

                                                           Other
                                                      -----
6.       If Amendment, Date of Original
         (Month/Day/Year)

7.       Individual or Joint/Group Filing             XX  Form filed by
                                                      --  One Reporting Person

                                                      --  Form filed by More
                                                          than One Reporting
                                                          Person

             TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1.         TITLE OF SECURITY
           (INSTR. 4)
2.         AMOUNT OF SECURITIES
           BENEFICIALLY
           OWNED (INSTR. 4)
3.         OWNERSHIP FORM: DIRECT (D) OR
           INDIRECT (I) (INSTR. 5)

4.         NATURE OF INDIRECT BENEFICIAL
           OWNERSHIP (INSTR. 5)

        TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS,
               CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1.         TITLE OF DERIVATIVE SECURITY                    EMPLOYEE STOCK OPTION
           (INSTR. 4)                                      (RIGHT TO BUY)

2.         DATE EXERCISABLE AND EXPIRATION DATE
           (MONTH/DAY/YEAR)

           A.  DATE EXERCISABLE                            THE OPTIONS ARE
                                                           EXERCISABLE RATABLY
                                                           OVER FIVE YEARS AFTER
                                                           THEIR DATE  OF  GRANT
                                                           (I.E., 20% ON THE
                                                           FIRST ANNIVERSARY
                                                           DATE  OF  THE DATE
                                                           OF GRANT, 20% ON  THE
                                                           SECOND ANNIVERSARY
                                                           DATE OF THE DATE OF
                                                           GRANT, AND SO ON),
                                                           WITH AN EXPIRATION
                                                           DATE OF TEN YEARS
                                                           AFTER THE GRANT DATE.

           B.  EXPIRATION DATE                             03/03/07

3.         TITLE AND AMOUNT OF SECURITIES UNDERLYING
           DERIVATIVE SECURITY (INSTR. 4)

           A. TITLE                                        COMMON STOCK


           B. AMOUNT OR NUMBER OF SHARES                   25,000

4.         CONVERSION OR EXERCISE PRICE OF
           DERIVATIVE SECURITY                             $13.75

5.         OWNERSHIP FORM OF DERIVATIVE SECURITY:
           DIRECT (D) OR INDIRECT (I) (INSTR. 5)           D

6.         NATURE OF INDIRECT BENEFICIAL
           OWNERSHIP (INSTR. 5)


** INTENTIONAL MISSTATEMENTS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

/S/ THOMAS CRONIN                                           03/05/97
--------------------------------                            --------
** SIGNATURE OF REPORTING PERSON                              DATE